EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of OSI Systems, Inc. and subsidiaries on Form S-3 of our report dated September 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-K of OSI Systems, Inc. and subsidiaries for the year ended June 30, 2004 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

October 12, 2004